                                                                     EXHIBIT 5.1

                        [UNITEL VIDEO, INC. LETTERHEAD]

February 1, 1996




Unitel Video, Inc.
515 West 57th Street
New York, New York 10019

Ladies and Gentlemen:

     I am General Counsel to Unitel Video, Inc., a Delaware corporation (the "Company"). I have been asked to give my opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 20,000 shares (the "Option Shares") of Common Stock, par value $1.00 per share, to certain employees and directors of the Company, issuable upon exercise of options which have been granted by the Company under its 1988 Non-Statutory Stock Option Plan (the "1988 Plan").

     In connection with the foregoing, I have examined originals or copies, satisfactory to me, of all such corporate records and of all such agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all documents submitted to me as originals.

     Based upon and subject to the foregoing, I am of the opinion that the Option Shares, when issued and paid for in accordance with the 1988 Plan and in accordance with the options issuable pursuant to the 1988 Plan, upon exercise of which the Option Shares become issuable, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Karen Ceil Lapidus
Karen Ceil Lapidus
General Counsel